Exhibit 4.13

OPTIONAL CASH INVESTMENT FORM

Dividend Reinvestment and Stock Purchase Plan

To make an optional cash investment under Stock Purchase feature of the First United Corporation Dividend Reinvestment and Stock Purchase Plan, please complete this form and return it, along with a check in the amount of your optional cash investment, to Broadridge Corporate Issuer Solutions, Inc. in the enclosed envelope. An optional cash investment may not be less than $50.00 and may not exceed, when aggregated with all other optional cash investments made during the calendar quarter, $100,000.00. Your check should be made payable to “Broadridge Corporate Issuer Solutions, Inc.”

These investments must be received at least five (5) days prior to the Dividend Payment Date, but no earlier than 30 days prior to the Dividend Payment Date.

Name of Shareholder (please print)	________________________________

Address of Shareholder	________________________________

________________________________

Amount of Optional Cash Investment:	$_______________________________

Completed form must be returned to:	Broadridge Corporate Issuer Solutions, Inc.
1717 Arch Street, Suite 1300
Philadelphia, Pennsylvania19103